UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

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ADVANCED MEDICAL OPTICS, INC.

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1700 E. St. Andrew Place, Santa Ana, CA 92705 (714) 247-8200
April 25, 2005
Dear Stockholder:
      We invite you to attend our annual meeting of stockholders on Thursday, May 26, 2005, at 10:00 a.m., to be held at our headquarters located at 1700 E. St. Andrew Place, Santa Ana, California.
      This booklet includes the formal notice of the meeting and the proxy statement. The proxy statement tells you about the agenda and the procedures for the meeting. It also describes how the company’s board of directors operates and gives certain information about the company. In addition, we have enclosed a copy of the Annual Report to Stockholders and a copy of our Annual Report on Form 10-K, which includes the company’s financial statements for 2004.
      As of April 25, 2005, our special meeting of stockholders, which we are calling in connection with our pending acquisition of VISX, Incorporated, has not yet been held. We will report to you at the annual meeting on the results of the voting at the special meeting, provided the special meeting has been held prior to the annual meeting.
      We hope you will be able to attend our annual meeting. If you need special assistance at the meeting, please contact our Investor Relations department at the address above.

/s/ William R. Grant	/s/ James V. Mazzo

William R. Grant	James V. Mazzo

Chairman of the Board	President and Chief Executive Officer

1700 E. St. Andrew Place, Santa Ana, CA 92705 (714) 247-8200
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Meeting Date:	May 26, 2005
Time:	10:00 a.m.
Place:	Advanced Medical Optics, Inc. 1700 E. St. Andrew Place Santa Ana, California 92705
Purpose:

•	To elect two directors

•	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2005

•	To consider such other business as may properly come before the meeting or any adjournment of the meeting

By Order of the Board of Directors

/s/ Aimee S. Weisner

Aimee S. Weisner
Corporate Vice President,
General Counsel and Secretary
April 25, 2005
YOUR VOTE IS IMPORTANT
YOU MAY VOTE YOUR SHARES BY EITHER (1) CALLING THE TOLL-FREE NUMBER SET FORTH ON YOUR PROXY CARD; (2) ACCESSING THE INTERNET AS INDICATED ON YOUR PROXY CARD; OR (3) SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD PROMPTLY TO ENSURE ITS ARRIVAL IN TIME FOR THE MEETING.

ADVANCED MEDICAL OPTICS, INC.
PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
THURSDAY, MAY 26, 2005
GENERAL INFORMATION
      The approximate date on which the enclosed proxy card and this proxy statement are first being sent to stockholders is April 25, 2005.
Outstanding Shares
      On April 6, 2005, 37,184,449 shares of common stock (exclusive of 1,379 shares held in treasury) were outstanding. Each common share has one vote.
Who May Vote
      Stockholders of Advanced Medical Optics, Inc. as of the annual meeting record date, April 14, 2005, may vote.
How To Vote
      You may vote by proxy or in person at the meeting. To vote by proxy, you may vote in one of the following three ways:

•	Complete, sign, date and mail your proxy card in the enclosed, postage-prepaid envelope;

•	Call the toll-free number listed on the proxy card; or

•	Access the Internet as indicated on the proxy card.
      Even if you plan to attend the meeting, we recommend that you vote by proxy prior to the meeting. You can always change your vote as described below.
How Proxies Work
      Advanced Medical Optics, Inc.’s board of directors is asking for your proxy. By giving us your proxy, you authorize the proxy holders (members of Advanced Medical Optics management) to vote your shares at the meeting in the manner you direct. If you do not specify how you wish us to vote your shares, your shares will be voted “for” all director candidates and “for” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditor for fiscal year 2005. Proxy holders will also vote shares according to their discretion on any other matter properly brought before the meeting.
      You may receive more than one proxy card depending on how you hold your shares. Generally, you need to either call the toll-free number, vote by accessing the Internet, sign and return all of your proxy cards or vote in person at the meeting to vote all of your shares. For example, if you hold shares through someone else, such as a stockbroker, you may get proxy material from them. Shares registered in your name and shares held in the Advanced Medical Optics 401(k) Plan also are covered by a separate proxy card. If a proxy card representing shares in the Advanced Medical Optics 401(k) Plan is not voted, those shares will be voted by the trustee of the Plan in accordance with the direction of the company’s corporate benefits committee.
Quorum
      In order to carry out the business of the meeting, we must have a quorum. This means that at least a majority of the outstanding shares eligible to vote must be represented at the meeting, either by proxy or in person. Shares that abstain from voting on any proposal, or that are represented by “broker non-votes,” will be treated as shares that are present and entitled to vote at the annual meeting for purposes of determining whether a quorum exists. Shares owned by Advanced Medical Optics (also known as treasury shares) are not voted and do not count for this purpose.
Changing Your Vote
      You may revoke your proxy before it is voted by submitting a new proxy with a later date, by voting in person at the meeting or by notifying the Secretary of Advanced Medical Optics in writing at the address under “Questions?” on page 31.
Votes Needed
      Director nominees receiving the largest number of votes cast are elected, up to the maximum number of directors fixed by the board to be elected at the meeting. As a result, any shares not voted (whether by abstention, broker non-vote or otherwise) will have no impact on the election of directors. The ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2005 will occur upon the affirmative vote of a majority of shares present and entitled to vote on such matter. Abstentions will be counted as shares present and entitled to vote on the auditor ratification proposal, and thus will have the effect of a negative vote. Broker non-votes are not considered shares entitled to vote and will have no impact on the auditor ratification proposal.
Attending In Person
      Only stockholders, their designated proxies and guests of Advanced Medical Optics may attend the meeting.
ELECTION OF DIRECTORS
(Proposal 1)
General
      The first proposal to be voted on at the meeting is the election of two directors. Each of these directors is to be elected as a Class III director for a three-year term expiring at the 2008 annual meeting. The board of directors, on the recommendation of the Organization, Compensation and Corporate Governance Committee, which acts as our nominating committee, has nominated Mr. James V. Mazzo and Mr. James O. Rollans for these directorships. Each of these individuals is currently serving as an AMO director. Biographical information about each of the director nominees and the other directors continuing in office is included in “Director Information” below.
The Board of Directors recommends a vote “FOR” all nominees.
      The Board has no reason to believe that any nominee would be unable or unwilling to serve if elected. If a nominee becomes unable or unwilling to accept nomination or election, the board will either select a substitute nominee or reduce the size of the board. If you have submitted a proxy and a substitute nominee is selected, your shares will be voted for the election of the substitute nominee, in the discretion of the proxy holders.
      In accordance with our bylaws, directors are elected by a plurality of the votes of shares represented and entitled to be voted at the meeting. That means the two nominees will be elected if they receive more affirmative votes than any other nominees.
Director Information
      Our board of directors is separated into three classes, each with a three-year term. The current term of the Class III directors will expire at the 2005 annual meeting, the current term of the Class I directors will expire at the 2006 annual meeting, and the current term of the Class II directors will expire at the 2007 annual meeting.
      Set forth below is biographical and other information about the persons who will make up the board following the annual meeting, assuming election of the nominees named below.
Nominees for Election as Directors — Term Expiring 2008

James V. Mazzo Class III Age: 47 Director since October 2001 Board committees: Science and Technology	Mr. Mazzo is our President and Chief Executive Officer and has been a member of our board of directors since October 2001. Prior to AMO’s spin-off from Allergan in 2002, Mr. Mazzo served in various positions at Allergan, most recently as Allergan’s Corporate Vice President and President, Surgical and CLCP Businesses. From April 1998 to January 2002, Mr. Mazzo was Allergan’s Corporate Vice President and President, Europe/ Africa/ Middle East Region. From January 2001 to January 2002, Mr. Mazzo also assumed the duties of President of Allergan’s Global Surgical Business, and from May 1998 to January 2001, he was the President of Global Lens Care Products for Allergan. From June 1997 to May 1998, he was Senior Vice President, U.S. Eyecare/ Rx Sales and Marketing, and prior to that he served 11 years in a variety of positions at Allergan, including Director, Marketing (Canada), Vice President and Managing Director (Italy) and Senior Vice President, Northern Europe. Mr. Mazzo first joined Allergan in 1980. Mr. Mazzo sits on the Board of AdvaMed (Advanced Medical Technology Association).

James O. Rollans Class III Age: 62 Director since June 2002 Board committees: Audit and Finance (Chairman); Organization, Compensation and Corporate Governance	Mr. Rollans retired in 2003 from the Board of Directors of Fluor Corporation and from his position as Fluor’s Group Executive of Investor Relations and Corporate Communications, in which he was responsible for leading the company’s external affairs, including Investor Relations, Corporate Communications, Community and Government Relations functions. Prior to assuming that role in February 2002, Mr. Rollans served as Group Executive of Business Services (from February 2001). Joining Fluor in 1982, Mr. Rollans’ tenure with the company included several positions at the senior executive level, including that of Senior Vice President and Chief Administrative Officer from 1994 to 1998; Senior Vice President and Chief Financial Officer from 1998 to 1999 and from 1992 to 1994; and Vice President of Corporate Communications from 1982 to 1992. He also served as the first President and Chief Executive Officer of Fluor Signature Services, the former business services enterprise of Fluor Corporation from 1999 to 2001. Mr. Rollans is a member of the Board of Directors of Flowserve Corporation.

Directors Continuing in Office — Term Expiring 2006

William J. Link, Ph.D. Class I Age: 59 Director since June 2002 Board committees: Audit and Finance; Science and Technology (Chairman)	Dr. Link is Managing Director and a co-founder of Versant Ventures, a venture capital firm located in Newport Beach, California investing in early-stage health care companies. Prior to co-founding Versant Ventures in 1999, Dr. Link was a general partner at Brentwood Venture Capital, where he invested in a number of early-stage companies. From 1986 to 1997, Dr. Link was Chairman and Chief Executive Officer of Chiron Vision, a subsidiary of Chiron Corporation founded by Dr. Link, which specialized in ophthalmic surgical products and which was later sold to Bausch and Lomb in 1997. Prior to Chiron Vision, Dr. Link founded and served as President of American Medical Optics, a division of American Hospital Supply Corporation, which was sold to Allergan in 1986. Before entering the health care industry, Dr. Link was an assistant professor in the Department of Surgery at the Indiana University School of Medicine. Dr. Link currently serves on the Board of Directors of Intralase Corporation. Dr. Link earned his bachelor’s, master’s and doctorate degrees in mechanical engineering from Purdue University.

Michael A. Mussallem Class I Age: 52 Director since June 2002 Board committees: Organization, Compensation and Corporate Governance (Chairman); Science and Technology	Mr. Mussallem is the Chairman of the Board and Chief Executive Officer of Edwards Lifesciences Corporation, a position he has held since 2000, when Edwards Lifesciences was spun off from Baxter International, Inc. Mr. Mussallem joined Baxter in 1979 and was the Group Vice President of Baxter’s CardioVascular business from 1994 to 2000 and Group Vice President of Baxter’s Biopharmaceutical business from 1998 to 2000. In addition to serving on the Board of Edwards Lifesciences, Mr. Mussallem serves on the Boards of AdvaMed and the California Healthcare Institute.

Deborah J. Neff Class I Age: 52 Director since July 2003 Board committees: Audit and Finance; Science and Technology	Ms. Neff is the President and Chief Executive Officer of Predicant Biosciences, Inc. (formerly Biospect, Inc.), which she joined in 2003. Prior to joining Predicant, from 1988 to 2003, Ms. Neff held a number of executive positions at Becton Dickinson and Company, a $4 billion global medical technology and device company. Most recently, from 2000 to 2003, she was Worldwide President of Becton Dickinson Biosciences, and from 1995 to 2000, she was President of the Biosciences and Microbiology Systems as well as the Becton Dickinson Immunocytometry Systems. Before joining Becton Dickinson, Ms. Neff held senior management positions with Organon-Teknicka Corporation and CooperBiomedical. In addition to serving on the Board of Predicant, Ms. Neff is on the Advisory Board of the Professional Women’s Healthcare Association.

Directors Continuing in Office — Term Expiring 2007

William R. Grant Class II Age: 80 Director since October 2001 Board committees: Audit and Finance; Organization, Compensation and Corporate Governance	Mr. Grant is the Chairman of the Board of Directors, a position he has held since January 2002. He is a co-founder of Galen Associates, Inc., a venture capital firm in the health care industry, and has been its Chairman since 1989. Mr. Grant has 50 years of experience in the investment banking and risk-capital fields, including substantial experience in the health care industry. He was President of Smith Barney Inc., Chairman of MacKay-Shields Financial Corporation and a former director of Ocular Sciences, Inc., Allergan, Inc., Coldwell Banker, New York Life Inc., Witco Corporation and Fluor Corporation. Currently Mr. Grant is also a director of Vasogen Inc. (Chairman), Quest Diagnostics Incorporated and Massey Energy Company.

Christopher G. Chavez Class II Age: 49 Director since June 2002 Board committees: Organization, Compensation and Corporate Governance; Science and Technology	Mr. Chavez joined Advanced Neuromodulation Systems (ANS) as President, Chief Executive Officer and Director in April 1998. Prior to joining ANS, Mr. Chavez was Vice President of Worldwide Marketing and Strategic Planning for Eastman Kodak’s Health Imaging Division where the division’s five worldwide profit centers reported to him. From 1981 to 1997, Mr. Chavez was with Johnson & Johnson Medical, Inc., a major division of Johnson & Johnson. While with J&J, he progressed through several positions in finance, strategic planning, domestic and international marketing, new business development and general management. His most recent position was Vice President and General Manager of the Infection Prevention Business Unit, one of four worldwide business units with approximately one-half billion dollars in sales. Mr. Chavez currently serves on the Board of Directors of the North Texas Visiting Nurse Association, the Medical Device Manufacturers Association (Chairman) and the Dallas/ Fort Worth Health Industry Council.
New Board Member
      Under the Agreement and Plan of Merger between AMO and VISX, Incorporated, as amended, AMO has agreed to increase the size of the AMO board of directors by one member, effective upon completion of the merger, and to appoint one member from the existing VISX board of directors reasonably agreed to by AMO and VISX to fill this spot and serve as a Class II AMO director for a two-year term. The parties have agreed that Elizabeth H. Dávila will serve as the new AMO board member. Ms. Dávila, 60, has been a director of VISX since 1995 and, since 2001, has served as its Chairman of the Board of Directors and Chief Executive Officer. From 1995 through the present, Ms. Dávila has held a number of positions at VISX, including Executive Vice President, President, and Chief Operating Officer. Prior to joining VISX, Ms. Dávila was at Syntex Corporation from 1977 to 1994 where she held senior management positions in its medical device, medical diagnostics, and pharmaceutical divisions. Ms. Dávila serves on the Board of Directors of Nugen Technologies, Inc. and Cholestech Corporation. She holds a masters degree in Chemistry from Notre Dame and an M.B.A. from Stanford University. Under existing AMO compensation policies, Ms. Dávila would become entitled to receive the compensation paid by AMO to its non-employee directors (other than the lead director), currently consisting of (i) an annual retainer of $30,000 per year, plus meeting fees, and (ii) annual equity grants.
Attendance at Meetings
      Our board of directors met 14 times in 2004. Each of the directors attended more than 75% of the aggregate number of regularly scheduled and special board and committee meetings held during the year. In addition, each of the directors attended the annual meeting of stockholders held on May 20, 2004.

Conduct of Meetings — Executive Sessions
      Mr. William R. Grant, the Chairman of the Board and a non-employee member of the board of directors, presides over each meeting of our board and during each executive session, which occurs during each regularly scheduled board meeting. If Mr. Grant were not available to attend a meeting of the board or of an executive session, a non-employee member of the board would be selected by a majority of the outside directors in attendance at that meeting to preside over such meeting or executive session.
Director Compensation
      In 2004, our non-employee directors received the following annual retainers:

•	Non-executive Chairman of the Board: $150,000

•	Chairman of the Audit and Finance Committee: $40,000

•	Chairman of the Organization, Compensation and Corporate Governance Committee: $35,000

•	Chairman of the Science and Technology Committee: $35,000

•	Other Board Members: $30,000
      In addition to the annual retainers, the non-employee directors receive the following meeting fees:

•	Full Board: $1,200 per meeting

•	Committee: $1,000 per meeting
      In 2004, non-employee directors other than the Chairman of the Board received an annual stock option grant under the 2002 Incentive Compensation Plan of 9,500 options and the Chairman received 13,000 options. The Board amended the 2002 plan in November 2004 to eliminate the automatic grant of stock options to our non-employee directors, including our Chairman. Beginning in 2005, we intend to award shares of restricted stock or other incentive awards to our non-employee directors in lieu of stock options.
      Beginning in April 2003, the non-employee directors were permitted to forego some or all of their annual cash retainer in lieu of restricted shares of our stock issued under our 2002 Incentive Compensation Plan, with a face value equal to the amount of the annual cash retainer foregone. Our non-employee directors have the ability to make this election each year prior to the Annual Meeting. These restricted shares vest at the following year’s Annual Meeting.
CORPORATE GOVERNANCE
      From its inception, AMO has been committed to integrity and responsible conduct, as evidenced by our adoption in June 2002 of the Advanced Medical Optics, Inc. Code of Ethics. We believe that AMO’s commitment to ethical conduct is the personal responsibility of each manager and employee of our company, and no other objective shall have a higher priority. In addition, the board of directors has adopted Corporate Governance Guidelines that reflect our board’s commitment to the highest possible standards of corporate governance. These guidelines, which were further updated in March 2005, are being published in this proxy statement to inform our stockholders of the board’s current thinking with respect to selected corporate governance issues that we believe may be of interest to stockholders. These are guidelines, not rigid rules. The guidelines include, among other things, a description of the manner in which stockholders can send communications to the board of directors, AMO’s policy with regard to board members’ attendance at annual meetings, and which director will preside at executive sessions of the board.
Corporate Governance Guidelines
      The Board of Directors of Advanced Medical Optics, Inc. (the “Company”) recognizes the importance of good corporate governance as a means of addressing the needs of the Company’s stockholders, employees, customers, suppliers and community. These guidelines are intended to serve as flexible principles and to be interpreted in the context of all applicable laws and the Company’s Certificate of Incorporation, Bylaws and other governing legal documents, all of which necessarily take precedence. The Board of Directors recognizes that corporate governance is a developing and dynamic area warranting periodic review. Accordingly, the following guidelines are subject to review and change from time to time by the Board of Directors.

Role of the Board of Directors
      1. The Board of Directors, which is elected by the stockholders, is the ultimate decision-making body of the Company, except with respect to those matters reserved to the stockholders. It appoints the senior management team, which is charged with the conduct of the Company’s business. Having appointed the senior management team, the Board’s role is to oversee management. The Board also acts as an advisor and counselor to senior management and ultimately monitors its performance. The Board has complete access to the Company’s management. The Board also has access, as necessary and appropriate, to independent legal, financial and accounting advisors to assist in their duties to the Company and its stockholders.
      2. The Board of Directors shall support a corporate environment of internal controls, fiscal accountability, ethical standards and compliance with applicable governance policies, laws and regulations. Under Delaware law, each director owes duties of loyalty and care to the Company and is expected to act in the best interests of the Company’s stockholders as a whole. The Company has adopted a Code of Ethics that is applicable to each of its directors, officers and employees.
      3. It is the general policy of the Company that all major decisions be considered by the Board as a whole. The Board has delegated certain basic responsibilities to three committees: Audit and Finance; Organization, Compensation and Corporate Governance (“OCCG”); and Science and Technology. The responsibilities of these committees are set forth in their respective written charters, which shall be publicly available at all times.
      4. The OCCG is responsible for setting annual and long-term performance goals for the CEO and for evaluating his or her performance against those goals on an annual basis. The evaluation is submitted for consideration by the outside directors of the Board in an executive session. The evaluation is then used in the consideration of the CEO’s compensation.
      5. The OCCG is also responsible for undertaking an annual assessment of the Board’s performance. This report will be discussed with the full Board. The assessment will focus on the Board’s contribution as a whole and areas in which the Board or management believes a better contribution could be made.
      6. The Board plans for succession to the position of Chief Executive Officer as well as certain other senior management positions. To assist the Board, the Chief Executive Officer annually provides the Board with an assessment of senior managers and of their potential to succeed him or her. The Board or the OCCG should also receive at that time an assessment of persons considered potential successors to certain senior management positions and the Company’s management development plans.
      7. The Chief Executive Officer is responsible for establishing effective communications with the Company’s stakeholders. It is the policy of the Company that designated management speaks for the Company. Stockholders may communicate directly with the Board of Directors or with any of the non-management directors in writing, mailed or delivered to such person or group in care of the Secretary at the Company’s headquarters.

Composition of the Board of Directors
      8. The members and chairs of Board committees are recommended to the Board by the OCCG in consultation with the Chairman and Chief Executive Officer. The Audit and Finance Committee and the OCCG are comprised solely of independent directors. Committee members will be rotated as needed. Each committee is responsible for preparing an annual self-evaluation.
      9. It is the policy of the Company that a majority of the members of the Board of Directors be independent directors and that the number of directors not exceed a number that can function efficiently as a body. The OCCG will analyze the independence of its members annually and report to the Board. After receiving the OCCG’s report, the Board shall annually review the affiliations of each outside director to affirmatively determine his or her independence, and the Company will publicly disclose these determinations. The Company generally will not classify a director as “independent” if:

(a) the director is, or has been within the last three years, an employee of the Company, or an immediate family member (defined below) is, or has been within the last three years, an executive officer of the Company;

(b) the director is a current employee, or an immediate family member is a current executive officer, of a company that that has made significant (defined below) payments to, or received significant payments from, the Company for property or services in any of the last three fiscal years;

(c) the director beneficially owns or is affiliated with an entity that owns more than 20% of the Company’s common stock;

(d) the director has received, or has an immediate family member who has received, during any 12-month period within the last three years, more than $100,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

(e) the director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; the director is a current employee of such a firm; the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time;

(f) the director or an immediate family member is, or has been within the last three years employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee; and

(g) the director is an executive officer of a tax-exempt entity that receives significant contributions from the Company;
“Immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home. “Significant” means amounts exceeding in any single fiscal year the greater of $1 million or 2% of either entity’s consolidated gross revenues.
      The Board may make exceptions to the above classification on a case by case basis, provided, however, that so long as the Company has a class of securities registered under federal securities laws, the Board will comply with applicable corporate governance rules promulgated by the U.S. Securities and Exchange Commission and each stock exchange on which the securities of the Company are then listed.
      For purposes of membership on the Audit and Finance Committee, in order to be “independent,” its members must receive no compensation from the Company other than director fees (be they in cash, equity or some other form) and may not serve on the audit committees of more than five public companies at any time without prior Board approval. In addition, no member of the Audit and Finance Committee may be an “affiliated person” of the Company, as that term is defined under Rule 10A-3 under the Securities Exchange Act of 1934, as amended. At least one member of the Audit and Finance Committee should also qualify as an “audit committee financial expert,” as defined in Item 401(e) of Regulation S-K.
      10. The OCCG, in consultation with the Chairman and Chief Executive Officer, considers and makes recommendations to the Board concerning the appropriate size and needs of the Board. The OCCG also performs the functions that otherwise would be delegated to a standing nominating committee. In this capacity, the OCCG considers and recommends to the full Board candidates to fill new positions created by expansion and vacancies. Board candidates are selected for their character, judgment, business experience and acumen. Scientific expertise and familiarity with issues affecting the Company are also relevant. Final approval of a new candidate is determined by the OCCG before the decision to invite someone to join the Board is made. The OCCG will consider director candidates recommended by stockholders, using the process for stockholder communications detailed in Section 7 above.
      11. The roles of Chairman of the Board and Chief Executive Officer need not be separate. The Board will make this decision in each circumstance in the best interests of the stockholders.
      12. Individual directors who change the responsibility they held when they were elected to the Board should tender their resignations to the OCCG for consideration. The OCCG will then recommend to the Board the action, if any, to be taken with respect to the resignation.
      13. The Board does not believe that it should establish term limits. While term limits could help ensure that there are fresh ideas and viewpoints available to the Board, they hold the disadvantage of losing the contribution of directors who have been able to develop, over a period of time, increasing insight into the Company and its operations.
      14. The Company is committed to the continuous education of its Board members. New directors will receive an orientation about the Company, its industry and its corporate governance philosophy.

Board and Committee Meetings; Director Responsibilities
      15. The outside directors will meet without management present in executive session at regularly scheduled meetings. The Chairman, if an outside director, will preside over such meetings. If the Chairman is not an outside director, a director will be selected by a majority of the outside directors to chair such discussions.
      16. The Chairman and the CEO set the agenda for Board meetings, and the committee chairs set the agendas for the committee meetings. Any member of the Board may request that an item be included on the agenda.
      17. Board materials related to agenda items are provided to Board members sufficiently in advance of Board meetings where necessary to allow the directors to prepare for discussion of the items at the meeting. Directors are expected to review such materials prior to the meeting so that Board meeting time may be conserved and discussion time focused on questions that the Board may have about the materials.
      18. Regular attendance at Board meetings is important. Directors should attend meetings in person whenever possible. Managers other than the CEO are encouraged to attend Board meetings as necessary. Directors are strongly encouraged to attend annual meetings of stockholders.

Director Compensation
      19. The Board recognizes that questions as to a director’s independence may be raised when director fees and emoluments exceed what is customary or are outside the scope of fees directly attributable to a director’s service on the Board. The OCCG will critically evaluate these matters when periodically determining the form and amount of director compensation. Such determination also may be based upon information provided by Company management and outside consultants. Changes in Board compensation, if any, will be made with the full discussion and approval by the Board.
      20. Each director is encouraged to maintain ownership of the Company’s common stock. In furtherance of this objective, the Board in September 2004 increased the stock ownership guidelines applicable to non-employee directors that were first adopted in January 2003. Such guidelines now encourage each outside director to own a minimum of shares of the Company’s common stock equal to five times the director’s annual cash retainer, within five years of the individual first becoming a director.
      These Corporate Governance Guidelines, the Company’s Code of Ethics and the Charters for each of the committees of the Board of Directors are to be included on the Company’s website and publicly disclosed in such other manner as management deems appropriate.

Additional Corporate Governance Information
      Of the seven persons serving on our board of directors, six are non-employees, and we have determined that each of these six non-employee directors (namely, Mr. Grant, Mr. Chavez, Dr. Link, Mr. Mussallem, Ms. Neff and Mr. Rollans) is independent of management and free of any relationship that would interfere with the exercise of his or her independent judgment as a board member. The basis for this determination is that each of such non-employee directors meets the criteria for independence set forth under Item 9 in our Corporate Governance Guidelines (published above). We have made no contributions in any fiscal year to a tax exempt organization in which an independent director serves as an executive officer in an amount exceeding $1 million or 2% of such organization’s consolidated gross revenues.
      All of our directors and employees, including our Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer are required to abide by our Code of Ethics. We also have adopted various other corporate policies and procedures which, taken as a whole, reflect our commitment to business ethics and to the strict adherence to all laws and regulations applicable to the conduct of our business. We have implemented procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding business ethics, including questionable accounting or auditing matters. Any interested party may communicate directly with the board of directors, the Chairman of the Board, or with any of the non-management directors in writing, mailed or delivered to such person or group in care of the Secretary at our headquarters located at 1700 E. St. Andrew Place, Santa Ana, California 92705.
      Both our Corporate Governance Guidelines and our Code of Ethics have been published in the “Investors” section on our Internet site at www.amo-inc.com. Copies of our Corporate Governance Guidelines and our Code of Ethics will be provided without charge to any stockholder upon request. We will promptly disclose any future amendments to, or waivers from, certain provisions of our Code of Ethics on our website.
Committees of the Board of Directors
      We are managed under the direction of our board of directors. Our board of directors has established three standing committees: an Audit and Finance Committee, an Organization, Compensation and Corporate Governance Committee and a Science and Technology Committee. In addition to its other roles, which are described below, the Organization, Compensation and Corporate Governance Committee performs the functions of a standing nominating committee.

Audit and Finance Committee
      The Audit and Finance Committee is composed of Dr. Link, Messrs. Rollans and Grant and Ms. Neff. Our board has determined that none of the committee members has a relationship to AMO that may interfere with the exercise of his or her independence from management and the company. Consequently, the board has unanimously determined that each of these committee members is “independent” under current New York Stock Exchange (NYSE) listing standards and Section 10A(m)(3)(B) of the Securities Exchange Act of 1934. Our board of directors has determined that, as of March 1, 2005, no member of our Audit and Finance Committee serves on the audit committees of more than three public companies.
      Each member of the Audit and Finance Committee is financially literate, in accordance with the qualifications set forth by the company’s board of directors in its business judgment. In addition, the Board has unanimously determined that each of the Audit and Finance Committee members, namely Dr. Link, Messrs. Rollans and Grant and Ms. Neff, has the requisite accounting or related financial management expertise to qualify as an “audit committee financial expert,” meaning that each has:

•	an understanding of generally accepted accounting principles and financial statements;

•	the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves;

•	experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by AMO’s financial statements, or experience actively supervising one or persons engaged in such activities;

•	an understanding of internal control over financial reporting; and

•	an understanding of audit committee functions.
      In 2004, the Audit and Finance Committee met eight times.
      The board of directors adopted, and in February 2004 amended and restated, a written Charter setting forth the authority and responsibilities of the Audit and Finance Committee. A minor update to an accounting standard set forth in the Audit and Finance Committee Charter was approved by the board of directors on March 1, 2005. The full text of the Audit and Finance Committee Charter has been published in the “Investors” section on our Internet site at www.amo-inc.com. A copy will be provided without charge to any stockholder who requests it. As set forth in its Charter, the Audit and Finance Committee:

•	reviews the scope of the audit by the independent auditors;

•	inquires into the effectiveness of our accounting and internal control functions;

•	recommends to the board of directors any changes in the appointment of independent auditors that the committee may deem to be in the best interests of the company and its stockholders;

•	assists the board of directors in establishing and monitoring compliance with the ethical business practice standards of the company; and

•	has a finance oversight role, including the periodic evaluation of our finance function, capital structure and debt and equity policies and programs.
      Our independent auditors and our internal financial personnel have regular private meetings and unrestricted access with this committee.
      The report of the committee begins on page 29.

Organization, Compensation and Corporate Governance Committee
      The Organization, Compensation and Corporate Governance Committee is composed solely of directors who are independent of management. The current members are Messrs. Mussallem, Chavez, Grant and Rollans. Each member meets the independence criteria for NYSE nominating and compensation committee members in our board of directors’ business judgment. This committee met five times in 2004. As set forth in the written Charter of the Organization, Compensation and Corporate Governance Committee, the committee:

•	determines the compensation of executive officers and outside directors;

•	exercises authority of the board of directors concerning employee benefit plans;

•	advises the board of directors on other compensation and employee benefit matters;

•	makes recommendations to the board of directors regarding candidates for election as directors of the company; and

•	advises the board of directors on board committee structure and membership and corporate governance matters.
      The Charter of the Organization, Compensation and Corporate Governance Committee has been published in the “Investors” section on our Internet site at www.amo-inc.com. A copy will be provided without charge to any stockholder who requests it.

      The Organization, Compensation and Corporate Governance Committee, which performs the functions of a standing nominating committee, will consider director candidates proposed by stockholders. The board may engage a third party recruiter to identify nominees. The function of the recruiter is to identify and screen nominees who meet AMO’s needs. Candidates, whether proposed by management or stockholders, are selected for their character, judgment, business experience and acumen, and scientific expertise and familiarity with issues affecting AMO are also relevant. To be considered by the committee for the 2006 annual meeting, stockholder submissions must be received at the offices of the company to the attention of the Secretary, Advanced Medical Optics, Inc., 1700 E. St. Andrew Place, Santa Ana, California 92705, between January 20, 2006 and February 19, 2006. When the board seeks new members, the committee reviews the suitability of board candidates, including any recommended by a stockholder, by first screening resumes, and, if there is interest, conducting substantially the following process: (a) set up preliminary interviews, possibly with the aid of an outside recruiting firm, and, if there is continued interest, (b) set up additional interviews with the committee Chair, the Chairman of the Board, the Chief Executive Officer and/or such other persons as may be helpful to the process, and, if there is continued interest, (c) recommend the board candidate to the full board.
      The report of the committee begins on page 20.

Science and Technology Committee
      Our Science and Technology Committee is composed of Dr. Link, Messrs. Chavez, Mazzo and Mussallem, and Ms. Neff. The functions of this committee include reviewing our:

•	research and development programs,

•	projects to evaluate investment allocations, and

•	portfolio of strategic patents and major technology-based transactions.
      This committee met four times in 2004. The full text of its Charter has been published in the “Investors” section on our Internet site at www.amo-inc.com. A copy will be provided without charge to any stockholder upon request.
INDEPENDENT PUBLIC ACCOUNTANTS
(Ratification of Independent Registered Public Accounting Firm)
(Proposal 2)
      The Audit and Finance Committee, composed of independent members of the Board of Directors, is responsible for the appointment, compensation, retention and oversight of the work of our independent auditor. The Audit and Finance Committee has selected PricewaterhouseCoopers LLP, an independent registered public accounting firm, as our independent auditor for the year 2005. In selecting PricewaterhouseCoopers LLP as our independent auditor for 2005, the Audit and Finance Committee considered whether PricewaterhouseCoopers LLP’s provision of services other than audit services is compatible with maintaining independence as our independent auditor. PricewaterhouseCoopers LLP audited our consolidated financial statements for the fiscal year ended December 31, 2004 and our internal control over financial reporting as of December 31, 2004. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.
      Although ratification by stockholders is not a prerequisite to the ability of the Audit and Finance Committee to select PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm, we believe such ratification to be desirable. If the stockholders do not ratify the selection of PricewaterhouseCoopers LLP, the selection of independent auditor will be reconsidered by the Audit and Finance Committee; however, the Audit and Finance Committee may select PricewaterhouseCoopers LLP, notwithstanding the failure of the stockholders to ratify its selection. The Audit and Finance Committee believes ratification is advisable and in the best interests of the stockholders. If the appointment of

PricewaterhouseCoopers LLP is ratified, the Audit and Finance Committee will continue to conduct an ongoing review of PricewaterhouseCoopers LLP’s scope of engagement, pricing and work quality, among other factors, and will retain the right to replace PricewaterhouseCoopers LLP at any time.
      The following proposal will be presented at the Annual Meeting:

Action by the Audit and Finance Committee appointing PricewaterhouseCoopers LLP as the Advanced Medical Optics, Inc. independent registered public accounting firm to conduct the annual audit of the consolidated financial statements of Advanced Medical Optics, Inc. and its subsidiaries for the fiscal year ending December 31, 2005 and an audit of our internal control over financial reporting as of December 31, 2005 is hereby ratified, confirmed and approved.
      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2005.
Independent Auditor Fees
      Aggregate fees billed to Advanced Medical Optics, Inc. for the fiscal years ended December 31, 2004 and December 31, 2003, by our independent registered public accounting firm are as follows:

Type of Fees	2004	2003

Audit Fees(1)	$1,969,600	$798,700
Audit-Related Fees(2)	373,900	186,500
Tax Fees(3)	999,000	327,000
All Other Fees(4)	2,000	4,200
Total	$3,344,500	$1,316,400

(1)	Represents the aggregate fees billed to us by PricewaterhouseCoopers LLP for professional services rendered to us and our subsidiaries for the audit of our annual consolidated financial statements and for the reviews of the condensed consolidated financial statements included in our Form 10-Q filings for each fiscal quarter, for audits of our international operations, preparation of comfort letters, review of registration statements and consents and internal control evaluation. In 2004, the amount also includes the fees billed to us for the audit of our internal control over financial reporting.

(2)	Represents the aggregate fees billed to us by PricewaterhouseCoopers LLP for assurance and related services that are reasonably related to the performance of the audit and review of our and our subsidiaries’ financial statements that are not already reported in Audit Fees. These services include employee benefit plan audits, due diligence and accounting research and consultation. Amount in 2003 also includes Sarbanes-Oxley Section 404 readiness work.

(3)	Represents the aggregate fees billed to us by PricewaterhouseCoopers LLP for permissible tax services rendered to us and our subsidiaries for tax planning and advice and review of tax returns. The 2004 services also included acquisition-related tax advice.

(4)	Aggregate fees billed for all other services rendered to AMO and its subsidiaries consisted of a subscription fee for an online accounting research tool.
Auditor Independence
      The Audit and Finance Committee has considered whether the provision of the above noted services is compatible with maintaining the independent auditor’s independence and has determined that the provision of such services has not adversely affected the independent auditor’s independence.
      During the fiscal years ended December 31, 2001 and 2002 and through March 26, 2003 (the date of our engagement of PricewaterhouseCoopers LLP), we did not consult with PricewaterhouseCoopers LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, or any other matters or reportable events listed in Items 304(a)(2)(i) and (ii) of Regulation S-K.
Pre-Approval of Services Provided by the Independent Public Accountant
      During 2003, the Audit and Finance Committee of our Board of Directors adopted a Pre-Approval Policy, which requires that all audit and non-audit services performed by our independent auditor be pre-approved by the committee in order to assure that the provision of such services does not impair the auditor’s independence. The policy also prohibits the independent auditor from providing certain other services. We may not engage our independent auditor to render any audit or non-audit service unless the service is approved in advance by the Audit and Finance Committee or the engagement to render the service is entered into pursuant to the policy. At least once per year the committee will consider and pre-approve services that are expected to be provided to AMO by the independent auditor during the fiscal year. At the time such pre-approval is granted, the Audit and Finance Committee specifies the pre-approved services and establishes a monetary limit with respect to each particular pre-approved service, which limit may not be exceeded without obtaining further pre-approval under the policy. For any pre-approval, the Audit and Finance Committee considers whether such services are consistent with the rules of the Securities and Exchange Commission on auditor independence. Management periodically updates the Audit and Finance Committee on the services performed by and fees paid to the independent auditor during the current fiscal year and previous quarter. The Audit and Finance Committee may delegate pre-approval authority to one or more of its members, but such authority is not delegated to management. A committee member or members to whom such authority is delegated reports any pre-approval decisions to the committee at its next scheduled meeting. All of the audit, audit-related, tax and other services provided by PricewaterhouseCoopers LLP in 2003 and 2004 described above were pre-approved by the Audit and Finance Committee in accordance with its Pre-Approval Policy.
Prior Auditors
      For 2002, our independent auditors were KPMG LLP (“KPMG”). On March 26, 2003, the Audit and Finance Committee dismissed KPMG as our independent public accountants and engaged PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2003.
      In connection with its audits for our fiscal years ended December 31, 2001 and 2002 and the subsequent interim period through March 26, 2003, there were no disagreements between us and KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which disagreements, if not resolved to their satisfaction, would have caused them to make reference in connection with their opinion to the subject matter of the disagreement. There were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.
      The audit reports of KPMG on our consolidated financial statements for each of the years ended December 31, 2001 and 2002 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except that the audit reports of KPMG on our and our subsidiaries’ consolidated financial statements refers to a change in the method of accounting for goodwill and intangibles in 2002 and to a change in the method of accounting for derivative instruments and hedging activities in 2001. These changes in methods of accounting were required by U.S. generally accepted accounting principles.
      We provided KPMG with a copy of the foregoing disclosures.

OWNERSHIP OF OUR STOCK
      Beneficial Owners of More than 5% of the Company’s Common Stock. The following table sets forth information with respect to the beneficial ownership of our outstanding common stock by each person who is known by us to be the beneficial owner of 5% or more of our common stock:

	Shares of
	Common Stock		Percent of
Name and Address of Beneficial Owner	Beneficially Owned(1)		Class

FMR Corp.	3,090,266	(2)	8.31%
82 Devonshire Street
Boston, MA 02109
Westfield Capital Management Co. LLC	2,367,028	(3)	6.37%
One Financial Center
Boston, MA 02111
North Sound Capital LLC	2,232,900	(4)	6.01%
53 Forest Avenue, Suite 202
Old Greenwich, CT 06870

(1)	Beneficial ownership is calculated based on 37,180,809 shares of our common stock outstanding as of February 28, 2005 (excluding treasury shares). Beneficial ownership is determined in accordance with Securities and Exchange Commission rules.

(2)	The amount shown and the following information was provided by FMR Corp. in a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2005, indicating ownership as of December 31, 2004. The Schedule 13G was filed by FMR Corp. as a parent holding company on behalf of itself and certain affiliates, including its subsidiary Fidelity Management and Research Company (“Fidelity”), Fidelity Management Trust Company (“FMTC”), Fidelity International Limited (“FIL”), Edward C. Johnson 3d, Abigail Johnson, and other members of the Johnson family. According to the Schedule 13G, no one person’s interest in our common stock is more than five percent of our total outstanding common stock. Each of Fidelity, FMR Corp. and Mr. Johnson is deemed to have sole dispositive power over 2,637,844 shares; FMTC is deemed to be the beneficial owner of 96,700 shares, and each of FMR Corp. and Mr. Johnson are deemed to have sole dispositive and voting power over such shares; Ms. Johnson is deemed to have sole voting and dispositive power over 222 shares; FIL is deemed to beneficially own 355,500 shares; over which it has sole voting and dispositive power.

(3)	The amount shown and the following information was provided by Westfield Capital Management Co. LLC (“Westfield”) in a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2005, indicating ownership as of December 31, 2004. Based on information contained in such Schedule 13G, Westfield is an investment adviser deemed to beneficially own 2,367,028 shares of common stock, over which it has sole dispositive power with respect to all of such shares, and sole voting power over 2,126,128 of such shares.

(4)	The amount shown and the following information was provided by North Sound Capital LLC (“NSC”) in a Schedule 13G/ A filed with the Securities and Exchange Commission on January 27, 2005, indicating ownership as of December 31, 2004. The Schedule 13G/ A was filed by North Sound on behalf of itself and certain affiliates, including its managing member, Thomas McAuley, and the following funds, which hold the shares of common stock: North Sound Legacy Fund LLC and North Sound Legacy Institutional Fund LLC. NSC is deemed to have shared voting and dispositive power over the shares of common stock.
      Security Ownership of Directors and Executive Officers. Presented below is information concerning the amount of company stock beneficially owned by:

•	each director and director nominee,

•	each non-director officer named in the Summary Compensation Table appearing on page 24,

•	and all directors and executive officers of the company as a group.

      All numbers stated are as of March 31, 2005, and include beneficial ownership of shares of common stock. Except as otherwise indicated, sole voting and investment power exists with respect to all shares listed as beneficially owned. With the exception of Mr. Mazzo, no individual named below beneficially owns more than 1% of the company’s outstanding voting stock. The shares beneficially owned by all directors and executive officers as a group constitute 4.76% of the company’s outstanding voting stock, based upon 37,180,809 shares outstanding (excluding treasury shares). In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are exercisable within 60 days of March 31, 2005 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage of each other person. Based on these assumptions, Mr. Mazzo is deemed to be the beneficial owner of 1.37% of our outstanding voting stock.

	Shares of	Rights to Acquire
	Common Stock	Beneficial
Name of Beneficial Owner(1)	Beneficially Owned(2)	Ownership(3)	Total

William R. Grant	13,759	66,000	79,759
Christopher G. Chavez	2,622	36,000	38,622
William J. Link, Ph.D.	567	36,000	36,567
James V. Mazzo(4)	18,351	498,515	516,866
Michael A. Mussallem	3,130	36,000	39,130
Deborah J. Neff	304	29,500	29,804
James O. Rollans	3,639	36,000	39,639
Holger Heidrich, Ph.D.	14,009	283,677	297,686
Richard A. Meier	44,065	95,000	139,065
Jane E. Rady	68	72,500	72,568
C. Russell Trenary, III	452	67,500	67,952
All current directors and executive officers (18 persons, including those named above)	114,925	1,736,422	1,851,347

(1)	The business address of each stockholder is c/o Advanced Medical Optics, Inc., 1700 E. St. Andrew Place, Santa Ana, California 92705.

(2)	In addition to shares held in the individual’s sole name, this column also includes shares held in various trusts and, for employees, includes shares held in trust for the benefit of the named employee in the Advanced Medical Optics, Inc. 401(k) Plan as of March 31, 2005.

(3)	Shares which the party or group has the right to acquire within 60 days after March 31, 2005 upon the exercise of stock options granted under the Advanced Medical Optics, Inc. 2002 Incentive Compensation Plan.

(4)	Includes 16 shares held in trust for a child of Mr. Mazzo’s.
Stock Ownership Guidelines
      In January 2003 we adopted, and in September 2004 we revised, stock ownership guidelines for our directors and executive officers. We would like each of our executive officers to own a number of shares having a value computed as follows:

•	Chief Executive Officer, 5 times base salary

•	Executive Vice President and Corporate Vice Presidents, 3 times base salary

•	Senior Vice Presidents, 2 times base salary

•	Vice Presidents, 1 times base salary

      Our directors are expected to own a number of shares having a value of at least five times the annual cash retainer. For purposes of this calculation, we include the equivalent share value of vested, in-the-money stock options and the value of restricted stock. Directors and executives are expected to meet these guidelines within five years of becoming an officer or director.
Section 16(a) Beneficial Ownership Reporting Compliance
      The company’s directors and executive officers are required to file reports with the Securities and Exchange Commission concerning their ownership of company stock. Based on the company’s review of such reports, all officer and director reports were filed on a timely basis and there are no known failures to file by directors and executive officers during 2004.

COMPARISON OF CUMULATIVE TOTAL RETURN
      The following chart shows a comparison of the total cumulative return based upon a $100 investment from July 1, 2002 (the date on which our common stock began regular trading on the New York Stock Exchange) through December 31, 2004, of our common stock, the Standard & Poor’s 500 Composite Index and the Standard & Poor’s Small Cap Healthcare Equipment and Services Index. Data for the Standard & Poor’s 500 Composite Index and the Standard & Poor’s Small Cap Healthcare Equipment and Services Index assume reinvestment of dividends. We have never paid dividends on our common stock, and have no current plans to do so. Historical results are not necessarily indicative of future performance.
Stock Performance Graph
EXECUTIVE OFFICERS
      Set forth below are the names and ages of each of our executive officers, their positions with the company, and summaries of their backgrounds and business experience. (For information on the business experience of Mr. Mazzo, the Company’s President and Chief Executive Officer, see “Nominees for Election as Directors — Term Expiring 2008” on page 3 above.)
      Max Akedo, 59, has been our Vice President and President and Representative Director of AMO Japan since June 2002. Mr. Akedo served as President and Representative Director of Allergan Japan from June 1999 until the spin-off. Prior to joining Allergan Japan, Mr. Akedo was General Manager of Novartis Consumer Health Japan since April 1997 and General Manager of Bristol Myers Squibb Lion KK since 1984.
      Sheree L. Aronson, 49, has been our Vice President, Corporate Communications and Investor Relations since August 2003. From August 2002 to July 2003, she was Director of Communications for RSM EquiCo, a division of H&R Block, and from August 1999 to July 2002, she was a Senior Vice President at Fleishman-Hillard, Inc., an international public relations firm. Between 1985 and 1999, she held senior-level corporate communications and investor relations positions at several companies, including Apria Healthcare, Inc., MTI Technology Corporation, Foodmaker, Inc. and HomeFed Bank.
      James C. Cooke, 59, has been our Region President, Asia Pacific, since January 2005. He had been our Vice President, Asia Pacific region since January 2004, and initially joined AMO in July 2003 as Vice President of Eye Care for that region. From 2000 to 2003, Mr. Cooke was Vice President and Chairman of the China Region for GN ReSound Corporation. From 1995 to 1999, Mr. Cooke was the General Manager, Equipment Manufacturing/ Quality and Vice President of Greater China Region for the Eastman Kodak

Company, and from 1965 to 1999 he held a number of senior level positions within that company, including General Manager, Worldwide Copier Manufacturing.
      Robert F. Gallagher, 46, has been our Vice President, Controller since February 2002. Mr. Gallagher has over 17 years of financial management experience in our industry. He previously served in a variety of positions at Bausch & Lomb and its acquired business, Chiron Vision, since 1995, most recently as Vice President, Finance of Bausch & Lomb’s Global Surgical Products business. From 1985 to 1995, Mr. Gallagher was employed by Allergan in various financial management positions of increasing responsibility, including Vice President, Controller for North East Asia and Controller for Puerto Rico operations.
      Holger Heidrich, Ph.D., 52, has been our Corporate Vice President and President of our Europe, Africa, Middle East region since February 2004, and from our inception in June 2002 through January 2004 was President of our Europe, Africa, Asia Pacific region. Prior to joining us, Dr. Heidrich served as Senior Vice President and Head of Surgical Business of Allergan in the Europe/ Africa/ Middle East region from May 1998 to January 2002. From July 1996 to January 2002, Dr. Heidrich also assumed the duties of Head of Central Europe Area and Managing Director of Allergan Germany/ Austria. From 1990 to 1996, Dr. Heidrich was Director of the Contact Lens Care Division of Allergan in Central Europe. From 1986 to 1989, Dr. Heidrich served as Division Director, Pharmaceutical & Surgical, at Pharm-Allergan GmbH, an Allergan subsidiary. He joined Allergan in 1985 as Marketing & Sales Director for Germany. Prior to joining Allergan, Dr. Heidrich held sales and marketing positions at Montedison Pharmaceutical and Ciba Geigy, and was Assistant Professor in Economics at the University Freiburg in Germany.
      Richard A. Meier, 45, has been our Executive Vice President of Operations and Finance and Chief Financial Officer since February 2004. From April 2002 to February 2004, Mr. Meier served as our Corporate Vice President and Chief Financial Officer. Prior to joining us, Mr. Meier was Executive Vice President and Chief Financial Officer of ICN Pharmaceuticals, Inc. (now Valeant Pharmaceuticals, Inc.). Before joining ICN, Mr. Meier was a Senior Vice President with the investment banking firm of Schroder & Co. Inc. in New York from 1996 until joining ICN in 1998. Prior to Mr. Meier’s experience at Schroder & Co., he held various financial and banking positions at Salomon Smith Barney, Manufacturers Hanover Corporation, as well as positions with the private equity firms of Australia Capital Equity and Windsor Hall Partners, and a financial management role with Greyhound Lines, Inc.
      Francine D. Meza, 48, has been our Senior Vice President, Human Resources since June 2002. From 1984 through our spin-off in June 2002, Ms. Meza served in various human resources positions at Allergan and its acquired business, American Medical Optics. Prior to the spin-off, Ms. Meza was Vice President, Human Resources for worldwide operations at Allergan from March 1995.
      Peter P. Nolan, 50, has been our Senior Vice President, Manufacturing since February 2004. From February 2003 to February 2004, Mr. Nolan was our Senior Vice President, Operations, and from May 2002 to January 2003, Mr. Nolan served as our Vice President, Operations. Prior to joining us, Mr. Nolan was employed by GN ReSound Corporation since 1994, where from 1998 to 2002 he held the position of Senior Vice President, Global Operations. From 1996 to 1998, he was Vice President of Manufacturing, in addition to serving as General Manager of ReSound Ireland Ltd. From 1985 to 1994, Mr. Nolan held a number of management positions with Wang Laboratories Ireland B.V., including General Manager, Manufacturing Manager and Manager, European Software and Manufacturing Distribution Center. Prior to joining Wang Laboratories, Mr. Nolan held various manufacturing and materials management positions with Digital Equipment International B.V., Atari Ltd., Varian Instruments, Ltd., and Westinghouse Electronics Ltd.
      Jane E. Rady, 57, has been our Corporate Vice President, Strategy and Technology since April 2002. Prior to joining us, from December 2001 to March 2002, Ms. Rady was a director and the Chief Executive Officer of Integrated Genomics, Inc. and was a consultant to Integrated Genomics and several other companies in 2001. From 1984 to 2000, Ms. Rady was employed by G.D. Searle & Co./ Monsanto in various capacities including President and General Manager of Searle’s international joint venture, Lorex Pharmaceuticals Ltd., Vice President of Corporate Licensing & Business Development, and Vice President of Strategic Planning.

      C. Russell Trenary, III, 47, has been our Corporate Vice President and Chief Marketing Officer since February 2004, and from April 2002 to December 2003, he served as our Corporate Vice President and President, Americas region. From 1996 to November 2001, Mr. Trenary was the President of Sunrise Technologies International, Inc., and from 1997 to 2001, he held the additional title of Chief Executive Officer. Sunrise filed a Chapter 7 bankruptcy in September 2002, nearly one year after Mr. Trenary’s departure. From 1995 to 1996, Mr. Trenary was Senior Vice President, Worldwide Sales and Marketing, of Vidamed, Inc. Mr. Trenary began his career in 1981 with American Hospital Supply Corporation, which was acquired by Allergan in 1986 and which was the basis of Allergan’s entering the ophthalmic surgical products business. While at Allergan from 1987 to 1995, Mr. Trenary held positions of increasing responsibility in the surgical products business, culminating with the position of Senior Vice President and General Manager of AMO Surgical Products, a position he held from 1991 to 1995.
      Aimee S. Weisner, 36, has been our Corporate Vice President, General Counsel and Secretary since June 2002, and also serves as our Chief Ethics Officer. Ms. Weisner served as Vice President and Assistant General Counsel of Allergan from January 2002 through June 2002, and as an Assistant Secretary of Allergan from November 1998 to April 2002. Prior to January 2002, Ms. Weisner served as Corporate Counsel of Allergan, which she joined in 1998. From 1994 to 1998, Ms. Weisner was an attorney with the law firm of O’Melveny & Myers LLP.
New Executive Officer
      On December 14, 2004, we entered into an employment agreement with Mr. Douglas H. Post, which will become effective upon completion of the proposed merger between AMO and VISX, Incorporated. Pursuant to the agreement, Mr. Post will be employed by us as our Region President of the Americas. Mr. Post, 53, currently serves as president and chief operating officer of VISX, a position he has held since July 2003. He was executive vice president, operations of VISX from January 2001 to July 2003. Prior to that time he was vice president, operations and customer support from September 1996 to January 2001. He served as senior director, customer support from December 1992 to September 1996 and was senior vice president, sales and customer support, with VISX Massachusetts Inc. (formerly Questek, Inc.) from February 1985 to December 1992.
EXECUTIVE COMPENSATION
Report of the Organization, Compensation and Corporate Governance Committee
      The Organization, Compensation and Corporate Governance Committee is composed of four independent, non-employee directors and is responsible for administering the compensation program for our executive officers. In determining the appropriate compensation for the executive officers, including the named executive officers, the committee relies on input from leading compensation consultants hired by the committee and also reviews the recommendations of management. The committee has provided the following report on executive compensation for inclusion in this proxy statement.

Compensation Philosophy and Strategy
      The committee has restated AMO’s compensation philosophy and strategy as follows:

Compensation programs at AMO are designed to promote a high-performance culture that attracts, motivates and retains the key talent necessary to optimize stockholder value in a competitive environment. Compensation at AMO is market-driven and is designed to motivate the behaviors that will enable AMO to accomplish its business strategy.

Base salaries are generally targeted at or near the 50th percentile of the market. The market is defined as the medical device industry, if available, otherwise general industry. It is expected that in return for base salaries employees should deliver a threshold level of performance. Incentives are earned as performance exceeds threshold performance.

Annually, the committee reviews management’s recommendation regarding funding triggers for the annual incentive plan and approves the funding mechanism for the year. Once funded, the payout of the annual incentive is based on a combination of business unit, function and individual performance as measured by evaluation against established bonus objectives.

Annual individual incentive targets are established based on competitive market data and are designed to deliver incentives commensurate with the level of performance achieved for the year. To achieve the proper balance between fixed and variable compensation, it is anticipated that targets will ultimately be established based on or near the 60th percentile of the market.

Eligible employees generally may receive awards under the long-term incentive plan annually. Long-term incentive targets are established for each eligible employee based on a combination of competitive market data and evaluation of both current performance and future potential.

Applying this strategy provides a highly performance-based compensation program that will reward superior performance and the creation of stockholder value.
      In designing and administering our executive compensation program, we attempt to strike an appropriate balance among base compensation, annual incentives and long-term incentives. The proportions of these components of compensation vary among the executive officers depending on their levels of responsibility, but generally a significant amount of pay for executive officers is composed of long-term, at-risk pay to focus management on the long-term success of stockholders. In addition to reviewing each of the elements of executive compensation, the committee in 2004 reviewed an inventory of all of the components of the program, including health and welfare benefits, perquisites, employment agreement provisions and change in control provisions and found the executive compensation program as a whole to be in line with competitive market practices.

Management Bonus Program
      We implemented the 2002 Bonus Plan in July 2002, immediately after our spin-off. The plan promotes our pay-for-performance philosophy by providing executives with direct financial incentives in the form of annual cash bonuses to achieve corporate financial, operational and individual performance goals. Achievement of corporate objectives determines the funding of the plan and is measured by pre-established financial performance targets. Once funded, the bonus pool is allocated to our business units based on each unit’s respective results, and then within the business units the achievement of individual objectives determines the amount of the bonus pool awarded to individual executives.
      For 2004, the committee established a corporate financial goal tied to cash flow from operations. Upon the completion of the Pfizer surgical ophthalmic business acquisition, the committee added an additional corporate goal tied to revenue from the acquired products. The committee determined that the corporation met or exceeded both goals and funded the bonus program above the targeted level. The bonus pool generated was then allocated to the business units and functions based on performance relative to operating cash flow and revenue growth targets, and for our research and development organization an additional element regarding milestone achievement. On March 1, 2005, the committee made recommendations to the Board of Directors, which then awarded specific bonuses to AMO’s executive officers upon consideration of individual officer performance in 2004 against pre-established objectives.
      For 2005, the Board of Directors, upon the recommendation of the committee, has established two corporate financial goals for management bonus funding. They are operating income and revenue. In addition, the Board approved the following target bonus amounts for each of the following named executive officers, expressed as a percentage of annual base pay: Mr. Meier (60%), Dr. Heidrich (50%), Mr. Trenary (50%), and Ms. Rady (45%). The committee plans to update the quantitative targets for operating income and revenue to include the performance expectations for any businesses acquired during the year. The committee also has the discretion to include or exclude extraordinary, unusual or non-recurring items in its calculation of the company’s results for the year.

Long-term Incentives
      We established our 2002 Incentive Compensation Plan at the time of our spin-off. Our long-term incentives have historically been in the form of stock option awards. However, our plan provides that restricted stock may also be granted on a selected basis to attract, retain and motivate key executives critical to our long-term success. And, in addition, performance units and performance shares may also be granted in the future to further align executive compensation with our financial success. The objective is to provide rewards to executives based upon the creation of incremental stockholder value.
      In 2004, we based the size of stock option grants to executive officers on competitive practices of comparator companies, with adjustments made based on individual factors such as the executive’s performance in the prior year and the executive’s potential for continued sustained contributions to our success. In order to preserve the linkage between the interests of executives and those of stockholders, the executives are expected to use the shares obtained on the exercise of their stock options, after satisfying the cost of exercise and taxes, to establish a significant level of direct ownership in accordance with our stock ownership guidelines. We made awards of nonqualified stock options to the following named executive officers in 2004: Mr. Meier (90,000 options), Dr. Heidrich (50,000 options), Mr. Trenary (50,000 options), and Ms. Rady (60,000 options).

Equity Compensation Strategy for 2005 and Beyond
      At the special meeting of stockholders that we are calling in connection with our proposed acquisition of VISX, Incorporated, AMO is proposing a new plan — the 2005 Incentive Compensation Plan. The plan would go into effect only upon the approval of the stockholders of the issuance of shares of AMO common stock in, and the closing of, the proposed merger with VISX, Incorporated. Thereafter no new grants would be made under AMO’s 2002 plan or under the VISX 2000 Stock Plan. The proposed plan includes all of the key compensation and governance policies of the 2002 plan, including prohibitions on discounted stock options, reloads (i.e., automatic grants of additional stock options in connection with the exercise of an existing option), repricings without stockholder approval, and loans to finance a transaction under the plan. If the 2005 plan is not approved by AMO’s stockholders, AMO will continue to make awards under the 2002 plan and, upon completion of the merger, the VISX 2000 Stock Plan, in accordance with the terms of those plans.
      For 2005 and beyond, we have re-evaluated AMO’s equity compensation strategy for the named executive officers and all managers of AMO. In general, we anticipate greater usage of restricted stock and restricted stock units beginning in 2005 and fewer aggregate stock option grants. For the executive officers, we expect to grant nonqualified stock options at or near the 50th percentile of the market, with an opportunity for the executive officers to earn additional equity awards in the form of restricted stock or restricted stock units based on AMO’s performance versus the peer group for average total stockholder return above the 50th percentile.

Compensation of the Chief Executive Officer
      Base Salary. Mr. Mazzo’s annual base salary was set at $525,000 for 2004 and $625,000 for 2005. In determining Mr. Mazzo’s base salary in each year, the committee considered competitive data based on a set of peer companies reviewed and approved by the committee each year, his experience level, and his performance as President and Chief Executive Officer of the company.
      Bonus. For 2004, the committee designated Mr. Mazzo as a “162(m) Participant” under the 2002 Bonus Plan and established a 2004 maximum bonus for Mr. Mazzo of $750,000 if the company achieved the target for cash flow from operations established by the committee. After reviewing AMO’s performance as compared to the target and determining that the cash flow from operations target had been met, the Board of Directors awarded Mr. Mazzo a bonus of $635,000 for 2004. In determining Mr. Mazzo’s bonus award for

2004, the Board and the committee also considered the following factors, among others, relative to AMO’s achievements during 2004 under Mr. Mazzo’s leadership:

•	the successful acquisition and integration of the Pfizer surgical ophthalmic business;

•	the successful negotiation and execution of a definitive agreement to acquire VISX, Incorporated;

•	the implementation of a new centralized operating model designed to improve productivity, better leverage the corporation’s resources and create a scalable organization;

•	the launch of 11 new products during the year; and

•	successful progress toward transitioning manufacturing from the corporation’s former parent company.
      The committee also considered the corporation’s financial performance as compared to peer companies and relevant indices, competitive data for CEOs of similarly situated companies, and historical bonus compensation paid to Mr. Mazzo.
      On March 1, 2005, the Board again designated Mr. Mazzo as a “162(m) Participant” under the 2002 Bonus Plan for 2005. The Board further established a maximum 2005 bonus for Mr. Mazzo of $1,000,000 if the Company achieves the operating income and revenue targets established by the Board. The Board reserved the right to decrease the bonus to be paid below $1,000,000 based on the Company’s financial performance and Mr. Mazzo’s individual performance relative to the goals established for Mr. Mazzo.
      Equity Incentives. In May 2004, the committee granted to Mr. Mazzo nonqualified options to purchase 200,000 shares of our common stock. The committee considered a number of factors in determining the number of options, including competitive market data, the performance of the businesses and Mr. Mazzo’s individual performance in leading successful corporate initiatives.

Policy Regarding Section 162(m)
      Section 162(m) of the Internal Revenue Code generally limits the corporate deduction for compensation paid to executive officers named in the proxy statement to $1 million, unless certain requirements are met. The committee has considered the impact of this tax code provision. We attempt, to the extent practical, to implement compensation policies and practices that maximize the benefit of tax laws for our stockholders by seeking performance-based exemptions under the tax laws. However, from time to time the committee may award compensation which is not fully deductible if the committee determines that the award is consistent with its philosophy and is in the best interests of AMO and its stockholders.
      We designed the 2002 Bonus Plan, the 2002 Incentive Compensation Plan and the 2005 Incentive Compensation Plan to meet the criteria of Section 162(m).

The Organization, Compensation and
Corporate Governance Committee:

Michael A. Mussallem, Chairman
Christopher G. Chavez
William R. Grant
James O. Rollans

Compensation Tables
      The individuals named in the following tables are described elsewhere in this proxy statement as the “named executive officers,” and they include the company’s chief executive officer and the four other most highly compensated executive officers of the company for 2004. Compensation information for 2002 includes only information for the period June 29, 2002 (the date of our spin-off) through December 31, 2002.
Summary Compensation Table

					Long-Term
					Compensation
					Awards
		Annual Compensation
					Securities
				Other Annual	Underlying	All Other
		Salary	Bonus	Compensation	Options/SARS	Compensation
Name and Principal Position	Year(1)	($)(2)	($)(3)	($)(4)	(#)(5)	($)(6)

James V. Mazzo	2004	$601,923	$635,000	$—	200,000	$100,413
President and	2003	475,000	500,000	179,236	120,000	35,358
Chief Executive Officer	2002	225,000	266,780	301,220	508,515	55,824
Richard A. Meier	2004	375,500	300,000	—	90,000	26,173
Executive Vice President of	2003	340,000	220,000	—	45,000	7,067
Operations and Finance and	2002	162,500	120,100	—	100,000	4,317
Chief Financial Officer
Holger Heidrich, Ph.D.	2004	439,859	190,000	54,672	50,000	16,682
Corporate Vice President and	2003	389,398	190,000	—	30,000	17,416
President, Europe, Africa,	2002	159,157	63,400	—	296,177	4,038
Middle East Region(7)
C. Russell Trenary, III	2004	299,674	170,000	—	50,000	28,487
Corporate Vice President and	2003	270,800	123,500	—	30,000	11,477
Chief Marketing Officer	2002	130,000	58,500	—	80,000	5,405
Jane E. Rady	2004	269,600	135,000	54,912	60,000	32,354
Corporate Vice President,	2003	259,231	129,000	—	35,000	17,674
Strategy and Technology	2002	125,000	57,300	—	80,000	3,186

(1)	We did not have any employees or pay any salaries until after our spin-off from Allergan on June 29, 2002. Although certain of the individuals who serve as our executive officers were performing services in connection with our businesses prior to June 29, 2002, those individuals were employed by Allergan during such period, were not dedicated exclusively to our businesses and, in fact, devoted substantial time and effort to other Allergan businesses or to the Allergan organization in general. Accordingly, no information on the compensation of executive officers earned before June 29, during the pre-spin period of 2002, is included.

(2)	The amounts shown include cash compensation earned and received by executive officers as well as amounts earned but deferred at the election of those officers. The amounts for 2002 reflect only compensation attributable to the post-spin-off period of June 2002 to December 2002 while the amounts shown for 2003 and 2004 reflect a full year’s compensation. For Mr. Mazzo in 2004, the amount shown under “Salary” includes also $80,769, which we paid Mr. Mazzo in lieu of accrued vacation.

(3)	The amounts shown represent bonus awards which were paid in the first quarter of 2005, 2004 and 2003 under our Bonus Plan for services rendered during 2004, 2003 and 2002, respectively.

(4)	“All other compensation” in the foregoing Summary Compensation Table is composed of perquisites and other personal benefits paid to a named executive officers in 2004 which, in the aggregate, exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for such officer. However, in order to provide a complete disclosure of such amounts, the following table sets forth all such compensation paid in 2004 to the named executive officers:

Nature of Other
Annual Compensation	Mr. Mazzo	Mr. Meier	Dr. Heidrich	Mr. Trenary	Ms. Rady

Ex-patriot tax equalization	$(432,057)	$—	$—	$—	$—
Executive club dues	13,500	—	—	2,377	—
Tax preparation assistance	10,500	7,200	—	2,320	—
Auto Allowance (for US executives; for Dr. Heidrich, includes car lease)	9,000	9,000	34,519	9,000	9,000
Gas Allowance (for US executives; for Dr. Heidrich, also includes car taxes)	1,500	1,500	20,153	1,500	1,500
Spousal Travel	4,457	—	—	4,457	—
Tax gross up, spouse travel	2,141	—	—	2,141	—
Relocation	—	—	—	—	30,000
Tax gross up, relocation	53	—	—	—	14,412

Total	$(390,906)	$17,700	$54,672	$21,795	$54,912

As a U.S. employee working abroad until mid-2003, Mr. Mazzo was entitled to certain payments in accordance with our expatriate policy. In 2002 and 2003, these amounts included a goods and services differential, U.K. rent and utilities, annual home leave, tax equalization, repatriation and relocation benefits, and tax gross-up. Mr. Mazzo had been assigned to the U.K. in 1998 to manage the Europe/ Africa/ Middle East Region of Allergan and relocated to the U.S. in mid-2003. The amount reported for 2002 did not include $54,101 withheld from Mr. Mazzo’s pay during the year. In 2004, Mr. Mazzo repaid AMO $432,057 for 2003 tax equalization after receiving a U.S. tax credit for taxes paid in the U.K.

(5)	In connection with our spin-off from Allergan, employees who transferred from Allergan and who held certain unvested Allergan stock options at the time of the spin-off were granted unvested AMO stock options under our 2002 Incentive Compensation Plan. Such converted options cover adjusted numbers of shares and have adjusted exercise prices that were calculated as required in accordance with generally accepted accounting principles to preserve for the respective holders the intrinsic value of the original Allegan stock options at the time of the spin-off. For 2002, the foregoing table includes an aggregate of 268,515 such converted options for Mr. Mazzo and 216,177 converted options for Dr. Heidrich.

(6)	The total amounts shown in this column for the 2004 fiscal year consist of company contributions to our qualified and non-qualified retirement plans and the cost of term life insurance. In the case of Dr. Heidrich, who is based in Germany, retirement benefits are company contributions to a pension plan, which is comparable to a retirement savings plan, and Other (as set forth below) includes $860 holiday pay, which is mandated by a works council agreement, as well as a $655 employer contribution to a government-supported savings plan.

All Other Compensation	Mr. Mazzo	Mr. Meier	Dr. Heidrich	Mr. Trenary	Ms. Rady

Retirement	$97,803	$23,563	$14,600	$26,777	$27,452
Insurance	2,610	2,610	747	1,710	4,902
Other	—	—	1,515	—	—

Total	$100,413	$26,173	$16,862	$28,487	$32,354

(7)	Dr. Heidrich is paid in Euros. Dollar amounts shown for Dr. Heidrich in the foregoing Summary Compensation Table and in these footnotes were converted from Euros to Dollars using the respective conversion rates as of December 31 of 2002, 2003 and 2004. Dr. Heidrich participates in a pension plan, the terms of which are governed by German law. Under this plan, the company, through its German subsidiary, accrues benefits to be paid to Dr. Heidrich upon his retirement. The amount accrued is determined annually by German authorities. If Dr. Heidrich were to retire at age 65, assuming he remains an employee of the company through his retirement date, his estimated benefit under this pension plan would be $140,952 per year.

Option Grants in Last Fiscal Year

		% of Total
	Number of	Options
	Securities	Granted to	Exercise
	Underlying	Employees	or Base		Grant Date
	Options	in Fiscal	Price per	Expiration	Present
Name	Granted (#)(1)	2004	Share(1)	Date	Value ($)(2)

James V. Mazzo	200,000	15.76%	$33.72	05-20-14	$2,869,667
Richard A. Meier	90,000	7.09%	$33.72	05-20-14	$1,291,350
Holger Heidrich, Ph.D.	50,000	3.94%	$33.72	05-20-14	$717,417
C. Russell Trenary, III	50,000	3.94%	$33.72	05-20-14	$717,417
Jane E. Rady	60,000	4.73%	$33.72	05-20-14	$860,900

(1)	Stock options granted to the named executives under the company’s 2002 Incentive Compensation Plan, which vest ratably over four years from the date of grant (May 20, 2004), expire on the 10th anniversary of the date of grant, and have an exercise price equal to the fair market value of our common stock on the date of grant.

(2)	Based on the Black-Scholes model of option valuation to determine grant date fair value, as prescribed under Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The following assumptions were used in the Black-Scholes model: expected stock volatility, 42.28%; risk-free interest rate, 3.88%; expected life, five years; dividend yield, 0.0%.
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
      The following table provides information regarding outstanding options to purchase our common stock held by the named executive officers at the end of 2004. None of the named executive officers exercised AMO options during 2004. No stock appreciation rights were held by the named executive officers at the end of such year.

	Number of Securities		Value of Unexercised
	Underlying		In-the-Money
	Unexercised Options/SARs		Options/SARs at
	at Fiscal Year-End (#)		Fiscal Year-End(1)

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

James V. Mazzo	387,871	440,644	$12,272,721	$8,638,512
Richard A. Meier	61,250	173,750	1,914,513	3,196,338
Holger Heidrich, Ph.D.	235,308	140,869	7,450,280	3,049,045
C. Russell Trenary, III	47,500	112,500	1,490,675	2,271,025
Jane E. Rady	48,750	126,250	1,524,788	2,447,563

(1)	Based on $41.14, which was the closing price of our common stock on the New York Stock Exchange on December 31, 2004.

Compensation Committee Interlocks and Insider Participation
      No member of our Organization, Compensation and Corporate Governance Committee is a current or former officer or employee of AMO or any of our subsidiaries. None of our executive officers serve on the board of directors or compensation committee of any entity that has one or more executive officers serving as members of our board of directors or Organization, Compensation and Corporate Governance Committee.
Equity Compensation Plans Approved by Stockholders
      All of our equity compensation plans were approved by Allergan, Inc., as our sole stockholder, prior to our spin-off from Allergan, and our public stockholders also approved the 2002 Incentive Compensation Plan at the 2003 Annual Meeting of Stockholders. Subsequent to our spin-off, all new equity compensation plans and all material equity compensation plan amendments have been approved by our stockholders.
      The following table sets forth, for each of our equity compensation plans, the number of outstanding option grants and the number of shares remaining available for issuance as of the end of fiscal 2004.
Equity Compensation Plan Information

	Number of
	Securities to be	Weighted	Number of Securities
	Issued Upon	Average	Remaining Available
	Exercise of	Exercise Price	for Future Issuance
	Outstanding	of Outstanding	Under Equity
Category of Plan	Options(1)	Options	Compensation Plans(2)

Equity Compensation Plans Approved by Security Holders	5,734,466	$15.642	2,645,072
Equity Compensation Plans Not Approved by Security Holders	0	—	0
Total	5,734,466	$15.642	2,645,072

(1)	Includes 1,718,222 options which remain outstanding under our 2002 Incentive Compensation Plan, and which were issued upon conversion of Allergan stock options as a consequence of our spin-off. Does not include an aggregate of 19,880 shares of restricted stock issued under such Plan.

(2)	Includes 466,174 shares currently authorized for issuance, in the aggregate, under our 2002 Employee Stock Purchase Plan and 2002 International Stock Purchase Plan. These plans contain evergreen features which provide that each year on October 1 (through October 1, 2011), the number of authorized shares (for both plans, on an aggregate basis) increases by the lesser of 290,000 shares or 1% of our shares of common stock outstanding. Also includes 149,196 shares authorized for issuance under our Irish Savings Related Share Option Scheme and 150,000 shares authorized for issuance under our AMO (Ireland) Share Participation Scheme. All of such shares have been registered with the SEC. Does not include an aggregate of 19,880 shares of restricted stock issued under the 2002 Incentive Compensation Plan.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Employment Agreements
      We entered into employment agreements with each of the named executive officers as well as Ms. Aimee Weisner, effective June 29, 2002. Each has a term of three years and may be automatically extended for successive one-year terms unless either party to the agreement elects in writing not to extend the term. The agreements set forth the general principles of the executives’ compensation and benefits arrangements. Mr. Mazzo’s agreement also provides for his service as a director of AMO.

      Termination by Us Without Cause or by the Executive for Good Reason. In the event that the executive is terminated by us other than for “cause,” or if the executive terminates his or her employment for “good reason,” the executive will receive severance pay that includes:

•	a prorated portion of the executive’s targeted annual bonus;

•	an amount representing the executive’s unused accrued vacation time (at his or her base salary rate) through the date of termination;

•	continued medical and other welfare plan coverage for the executive and his or her eligible dependents for twelve months;

•	a severance payment calculated by multiplying the executive’s annual compensation by two (three in the case of Mr. Mazzo). For the purposes of this severance payment calculation, the executive’s annual compensation is defined as the sum of (i) the higher of the executive’s then-current base salary or his or her highest annual salary within the five-year period ending at the time of his or her termination plus (ii) a management bonus increment, which is equal to the higher of 100% of his or her then-current annual target bonus rate or the average of the two highest of the last five bonuses paid by us to the executive.
      The employment agreements define “cause” to include, among other things, the conviction of the executive of any felony, material misconduct, or refusal to comply with the written instructions of our board of directors. The employment agreements also define “good reason” to include any material change in the executive’s duties or the material reduction or adverse modification of the executive’s compensation.
      Termination as a Result of Death or Disability. In the event that the executive’s employment is terminated as a result of death or disability, the executive will receive severance pay that includes:

•	Executive’s base salary until, in the case of the executive’s death, the earlier of (i) twelve months after the date of the executive’s death and (ii) the last day of the term of the employment agreement and, in the case of the executive’s disability, the executive begins to receive benefits under the long term disability insurance, but in no event following twelve months after the date of termination;

•	a prorated portion of the executive’s targeted annual bonus;

•	an amount representing the executive’s unused accrued vacation time (at his or her base salary rate) through the date of termination;

•	continued medical and other welfare plan coverage for the executive (in the case of his disability) and the executive’s eligible dependents for twelve months.
      Change in Control. In the event the executive’s employment is terminated by us without cause, or by him or her for good reason, 120 days prior to or within two years after a change in control event occurs, the employment agreements provide that the executive will receive a severance payment equal to three times “annual compensation” using the same method of calculation described above. The agreements also provide that all of the executives’ stock options, incentive compensation awards and restricted stock that are outstanding at the time of the termination will immediately become fully exercisable, payable or free from restrictions, respectively. The applicable exercise period for any stock option or other award will continue for the length of the exercise period specified in the grant of the award as determined without regard to the executive’s termination of employment. The executive will also be allowed to continue to participate for three years following his or her termination in all of our employee benefit plans that were available to him or her before termination.
      Restrictive Covenants. The executives have agreed not to disclose our confidential information to any other person or entity for a period of five years or to solicit any of our employees for a period of two years following termination of employment.
      Repatriation and Relocation Loan. We agreed to repatriate Mr. Mazzo and his household from the United Kingdom, and this was completed in 2004. As part of Mr. Mazzo’s repatriation, we paid the travel and moving costs associated with moving his household to California, as well as temporary living expenses incurred while he establishes a permanent residence in California. To further assist in his repatriation, we agreed to pay Mr. Mazzo a tax-free allowance equal to one month’s salary and to provide him a five-year, interest-free relocation loan of up to $500,000. Such loan is evidenced by a promissory note dated July 3, 2002, which is secured by real property purchased by Mr. Mazzo. The principal amount of $500,000 is payable upon the earlier to occur of (a) 60 days following Mr. Mazzo’s termination of employment; (b) the date of the sale or other transfer of the property; or (c) July 3, 2007. We made this loan to Mr. Mazzo before adoption of the Sarbanes-Oxley Act of 2002. As of December 31, 2004, the full amount of this loan was outstanding.
      Excise Tax Gross-Up. In the event that any payment or benefits an executive receives pursuant to the employment agreements is deemed to constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code, he or she is entitled to an excise tax gross-up payment to the full extent of his or her corresponding excise tax liability.
      We have also entered into an employment agreement with Douglas Post on the same general terms as described above for officers other than Mr. Mazzo. This agreement is contingent on, and will become effective at the time of, the closing of the VISX acquisition.
Change in Control Agreements for Other Executives
      We have entered into change in control agreements with all other executive officers who are not themselves party to an employment agreement. Such change in control agreements provide that, in the event the executive’s employment is terminated by us without cause, or by him or her for good reason, at the request of a third party who subsequently effectuates a change of control or otherwise occurred in connection with, or in anticipation of, a change of control that actually occurs, or within two years after a change in control event occurs, the executive will receive a severance payment equal to one- or two- times (depending on the executive’s salary grade level) his or her “annual compensation” using the same method of calculation described under “Employment Agreements — Change in Control” above. The change in control agreements also provide that all of the executive’s stock options, incentive compensation awards and restricted stock that are outstanding at the time of the termination will immediately become fully exercisable, payable or free from restrictions, respectively. The applicable exercise period for any stock option or other award will continue for the length of the exercise period specified in the grant of the award as determined without regard to the executive’s termination of employment. In addition, the agreements provide that in the event that any payment or benefits pursuant to the change in control agreements is deemed to constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code, the executive is entitled to an excise tax gross-up payment to the full extent of his or her corresponding excise tax liability. The executive will also be allowed to continue to participate for one or two years (depending on the executive’s salary grade level) following his or her termination in all of our employee benefit plans that were available to him or her before termination. Additionally, the agreements provide that if the executive is a participant in a defined benefit plan or supplemental employee retirement plan maintained by us, the executive’s benefit under such plan shall be calculated as if the executive had worked for an additional year. As of January 1, 2005 four senior vice presidents were party to change in control agreements providing a two-year multiple of salary and bonus (as calculated above) and two years of continued coverage of other benefits, while five vice presidents were party to change in control agreements providing a one-year multiple of salary and bonus (as calculated above) and one year of continued coverage of other benefits.
REPORT OF THE AUDIT AND FINANCE COMMITTEE
      The Audit and Finance Committee (the “AFC”) of the board of directors of Advanced Medical Optics, Inc. issues the following report for inclusion in the company’s proxy statement in connection with the company’s annual meeting scheduled for May 26, 2005.
      1. The AFC has reviewed and discussed the audited financial statements for the year ending December 31, 2004, with management of the company and with the company’s independent auditors, PricewaterhouseCoopers LLP.

      2. The AFC has discussed those matters required by Statement on Auditing Standards No. 61 with PricewaterhouseCoopers LLP.
      3. The AFC has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, confirming PricewaterhouseCoopers’ independence, and has discussed with the independent auditors the auditors’ independence from the company and its management (including whether the independent auditors’ provision of information technology services, if any, and other non-audit services to the company is compatible with the auditors’ independence).
      4. After the discussions referenced in paragraphs 1 through 3 above, the AFC recommended to the board of directors that the audited financial statements for the fiscal year ending December 31, 2004 be included or incorporated by reference in the Annual Report on Form 10-K for that fiscal year for filing with the Securities and Exchange Commission.

Audit and Finance Committee

James O. Rollans, Chairman
William R. Grant
William J. Link, Ph.D.
Deborah J. Neff
ADDITIONAL INFORMATION
Other Business
      We do not expect any business to come up for stockholder vote at the meeting other than the items described in this booklet. If other business is properly raised, your proxy card authorizes the proxy holders to vote as they deem appropriate. The company’s Bylaws contain provisions regarding matters which may properly be brought before the stockholders at an annual meeting. The most recently revised Bylaws were filed as Exhibit 3.2 to the company’s Form 10 filed with the Securities and Exchange Commission.
Stockholder Proposals for Next Year
      In order to be eligible for inclusion in the company’s proxy materials for next year’s annual meeting of stockholders, any stockholder proposal (including the submission of nominees for directors) must be received by the company to the attention of the Secretary at its principal executive offices not later than the close of business on December 17, 2005. Stockholder proposals and nominations received by the company between January 21, 2006 and February 20, 2006 may also be considered at next year’s annual meeting of stockholders but may not be included in the proxy materials for next year’s annual meeting of stockholders.
How We Solicit Proxies
      Advanced Medical Optics pays the costs of soliciting proxies. In addition to this mailing, the company may solicit proxies personally, electronically or by telephone. We also reimburse brokers and other nominees for their expenses in sending these materials to you and getting your voting instructions.
People Needing Special Assistance
      If you plan to attend the annual meeting, we can provide reasonable assistance to help you participate in the meeting if you let us know in advance. Please call or write our Investor Relations department at least two weeks before the meeting at the number or address under “Questions?” below.

Annual Report
      The summary Annual Report to Stockholders for the year ended December 31, 2004 accompanies the proxy material being mailed to all stockholders. The Annual Report is not a part of the proxy solicitation material.
Questions?
      If you have questions or need more information about the annual meeting, write to the

Investor Relations Department
Advanced Medical Optics, Inc.
1700 E. St. Andrew Place
Santa Ana, California 92705
or call us at (714) 247-8200.
      For additional information about the company, we invite you to visit Advanced Medical Optics, Inc.’s Internet site at www.amo-inc.com. Internet site materials are for your general information and are not part of this proxy solicitation. According to rules of the Securities and Exchange Commission (“SEC”), the information presented in this proxy statement under the captions “Report of the Organization, Compensation and Corporate Governance Committee,” “Report of the Audit and Finance Committee” and “Comparison of Cumulative Total Return” shall not be deemed to be “soliciting material” or to be filed with the SEC under the Securities Act of 1933 or the Securities Exchange Act of 1934, and nothing contained in any previous filings made by the company under the aforementioned Acts shall be interpreted as incorporating by reference the information presented under the specified captions.
      YOUR VOTE IS VERY IMPORTANT! Please vote by calling the toll-free number set forth on your proxy card or by signing and promptly returning your proxy card in the enclosed envelope.

PROXY
ADVANCED MEDICAL OPTICS, INC.

Annual Meeting, May 26, 2005

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     By signing and returning this proxy, you appoint Aimee S. Weisner and Diane W. Biagianti, and each of them, with full power of substitution, to vote these shares at the Annual Meeting of Stockholders to be held on May 26, 2005 at 10:00 a.m. local time (or any adjournments or postponements thereof, at Advanced Medical Optics, Inc., 1700 E. St. Andrew Place, Santa Ana, CA 92705.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS.

TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATION, YOU MAY
SIMPLY SIGN AND DATE THE OTHER SIDE; NO BOXES NEED TO BE CHECKED.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

Address Change / Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲

Bring this admission ticket with you to the meeting on May 26, 2005. Do not mail.

     This admission ticket admits you to the meeting. You will not be let into the meeting without an admission ticket or other proof of stock ownership as of April 14, 2005, the record date.

ADMISSION TICKET

ADVANCED MEDICAL OPTICS, INC.

Annual Meeting of Stockholders

May 26, 2005
10:00 A.M.

1700 E. St. Andrew Place
Santa Ana, CA 92705

NON-TRANSFERABLE	NON-TRANSFERABLE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL PROPOSALS	Please Mark Here for Address Change or Comments SEE REVERSE SIDE	☐

1.	ELECTION OF TWO DIRECTORS -			2.	TO APPROVE RATIFICATION OF APPOINTMENT OF
	Nominees				INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
		FOR	WITHHOLD
		ALL	FOR ALL		FOR	AGAINST	ABSTAIN
	01 J. MAZZO	☐	☐		☐	☐	☐
02 J. ROLLANS
	To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.				IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY BE PRESENTED TO THE MEETING OR ANY ADJOURNMENTS, POSTPONEMENTS, CONTINUATIONS OR RESCHEDULINGS THEREOF.
					I / we plan to attend the meeting.			☐
(Please detach admittance card below and bring to the meeting.)
PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ENVELOPE PROVIDED.

Signature	Signature (Joint Owners)	Title	Date:

Please sign exactly as your name appears on this proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signing for a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. Please indicate any change of address. The signer hereby revokes all proxies heretofore given by the signer to vote at the Annual Meeting of Advanced Medical Optics, Inc. and any adjournments, postponements, continuations or reschedulings thereof.

▲ FOLD AND DETACH HERE ▲

Choose MLink™ for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the meeting day.

Vote by Telephone	Vote by Internet
It’s fast, convenient, and immediate!	It’s fast and convenient, and your vote is immediately confirmed
Call Toll-Free on a Touch-Tone Phone	and posted.
1-866-540-5760.	Follow these four easy steps:
Follow these four easy steps:	1. Read the accompanying Proxy Statement and Proxy Card.
1. Read the accompanying Proxy Statement and Proxy Card.	2. Go to the Website http://www.proxyvoting.com/avo1.
2. Call the toll-free number 1-866-540-5760.	3. Have your proxy card available.
3. Have your proxy card available.	4. Follow the instructions provided.
4. Follow the recorded instructions.	Your vote is important!
Your vote is important!	Go to http://www.proxyvoting.com/avo1.
Call 1-866-540-5760.

Do not return your Proxy Card if you are voting by Telephone or Internet.